UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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The Hartford Mutual Funds, Inc. The Hartford Mutual Funds II, Inc. Hartford Series Fund, Inc. Hartford HLS Series Fund II, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 7, 2016	ADMIN 01-16

Proxy Statements Mailed to Shareholders of all Retail Hartford and Hartford HLS Funds

Joint Annual Meetings of Shareholders (each a “Meeting”) of all Retail and HLS Funds (each a “Fund” and collectively, the “Funds”) of The Hartford Mutual Funds, Inc. (“HMF”), The Hartford Mutual Funds II, Inc. (“HMF II”), Hartford Series Fund, Inc. (“HSF”), and Hartford HLS Series Fund II, Inc. (“HSF II”) (each a “Company” and together, the “Companies”) will be held on March 14, 2016 at 10:00 a.m. Eastern Time at the offices of Hartford Funds Management Company, LLC (“HFMC”), 5 Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. Proxy statements were mailed to shareholders of record as of December 23, 2015.

The following are relevant parts of the questions and answers that were filed with the definitive proxy statement:

What Proposals will shareholders be asked to consider at the upcoming Meeting?

Proposal No.	Description of Proposal
1.	The election of nominees to the Boards of Directors of HMF, HMF II, HSF, and HSF II (each a “Board” and together, the “Boards”).
2.	The approval of a new Investment Management Agreement between HFMC and the Companies, on behalf of the Funds.
3.	The approval of a change to each Fund’s fundamental investment restriction on the purchase or sale of commodities.
4.	The approval of a change to each Fund’s fundamental investment restriction on the purchase or sale of real estate.
5.	The approval of a change to each Fund’s fundamental investment restriction on concentration of investments in a particular industry or group of industries.
6.

The approval, prospectively, of a modification to the current “manager of managers” policy to permit HFMC, subject to prior approval by the relevant Board and under certain circumstances, to enter into and materially amend agreements with affiliated and unaffiliated sub-advisers without the necessity of obtaining shareholder approval.

Who is being nominated to serve as Directors?

Shareholders are being asked to consider the election of Hilary E. Ackermann, Lynn S. Birdsong, James E. Davey, Christine Detrick, Duane E. Hill, Sandra S. Jaffee, William P. Johnston, Phillip O. Peterson and Lemma W. Senbet (each a “Nominee” and together, the “Nominees”) as Directors. With the exception of Ms. Detrick, the Nominees are current members of each Board. If each of the Nominees is elected to each Board, each Board will be composed of the same nine directors.

How were the Nominees chosen?

Each Company’s Nominating and Governance Committee is responsible for screening and recommending candidates to the Board. The Nominating and Governance Committees are comprised of all of the Directors who are not “interested persons” of the Companies, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”). The Nominating and Governance Committees recommended each Nominee and, at a meeting on November 4-5, 2015, the Nominees were unanimously nominated by the Boards to stand for election.

Why are shareholders being asked to approve a new Investment Management Agreement?

Section 15(a) of the 1940 Act provides that no person may serve as an investment adviser to a fund except pursuant to a written contract that, among other things, has been approved by a vote of majority of the fund’s outstanding voting securities,

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as defined in the 1940 Act. Material changes to existing advisory contracts are deemed to effectively create new advisory contracts that require shareholder approval.

The proposed new Investment Management Agreement between HFMC and the Companies (the “New Agreement”) would enhance and clarify the description of services currently provided by HFMC under the Investment Management Agreements between HMF and HFMC, HMF II and HFMC, HSF and HFMC, and HSF II and HFMC (the “Current Agreements”). While the Boards do not view the differences between the Current Agreements and the New Agreement to be material, the Boards are asking shareholders to approve the New Agreement.

Why are shareholders being asked to approve changes to each Fund’s fundamental investment restriction on the purchase or sale of commodities?

The 1940 Act requires mutual funds to establish and disclose in their registration statements certain “fundamental” investment policies that can only be changed by shareholder vote, including a policy that restricts a fund’s ability to purchase or sell commodities. The current restriction states that the Funds will not purchase or sell commodities or commodities contracts, except that the Funds may purchase or sell financial futures contracts, options on financial futures contracts and futures contracts, forward contracts, and options with respect to foreign currencies, and may enter into swap transactions or other financial transactions of any kind. Certain Funds have adopted a more flexible policy, which allows these Funds to purchase or sell commodities or commodities contracts to the extent permitted by applicable law and as set forth in each Fund’s registration statement. Proposal 3 would permit each Fund to purchase and sell commodities to the extent permitted under the 1940 Act and other applicable laws, rules and regulations, and interpretations.

Why are shareholders being asked to approve changes to each Fund’s fundamental investment restriction on the purchase or sale of real estate?

The 1940 Act requires mutual funds to establish and disclose in their registration statements a fundamental policy that restricts a fund’s ability to purchase or sell real estate. The current restriction states that the Funds will not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments, although each Fund may purchase securities secured by real estate or interests therein, or securities issued by companies which invest in real estate or interests therein. Proposal 4 would permit each Fund to purchase or sell real estate to the extent permitted under the 1940 Act and the rules and regulations and interpretations thereunder.

Why are shareholders being asked to approve changes to each Fund’s fundamental investment restriction on concentration?

The 1940 Act requires mutual funds to establish and disclose in their registration statements a fundamental policy that restricts a fund’s ability to “concentrate” its investments in a particular industry or group of industries. The current policy for the Funds refers to the U.S. Securities and Exchange Commission’s (“SEC”) interpretation of the meaning of the term “concentrate,” which generally involves investments of more than 25% of a fund’s assets. It is proposed that the term “concentrate” be described with a reference to the 1940 Act and the rules thereunder, as they may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction. Proposal 5 would allow the Funds to take advantage of any future changes in the law or interpretations of what it means for a Fund to concentrate its investments in an industry or group of industries. In addition, approval of Proposal 5 would clarify that a Fund’s conversion to a fund of funds or master-feeder structure would be permissible in the future if HFMC and the Board believe such a change would be appropriate.

Why are shareholders being asked to approve a proposal to permit HFMC to select and contract with sub-advisers without shareholder approval?

Under Section 15(a) of the 1940 Act, an investment manager to a mutual fund cannot enter into or materially amend a sub-advisory agreement without obtaining shareholder approval. With the exception of The Hartford Growth Allocation Fund and The Hartford Checks and Balances Fund, shareholders have previously approved the Funds’ reliance on a “manager of managers” exemptive order (the “Existing Order”) from that requirement and certain other requirements under the 1940 Act and the rules thereunder. Therefore, many Hartford Funds historically have operated under a “manager of managers” structure, utilizing both affiliated and unaffiliated sub-advisers as part of both single and multiple sub-adviser arrangements. HFMC has significant experience in overseeing sub-advisers under such arrangements. The Existing Order, among other things, allows HFMC, with the relevant Board’s approval and without shareholder approval, to enter into and materially amend sub-advisory agreements with sub-advisers that are not affiliated with the investment manager or those funds. Other than The Hartford Growth Allocation Fund and The Hartford Checks and Balances Fund, shareholders of the Funds have previously approved the Funds’ operation under this structure.

HFMC and the Companies have requested exemptive relief from the SEC that would extend the Existing Order to also cover sub-advisers that are indirect or direct “wholly-owned subsidiaries” of HFMC, as defined in the 1940 Act, or sister companies of HFMC that are wholly-owned subsidiaries of a company that, indirectly or directly, wholly owns HFMC (the “New Order”).

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Although HFMC does not currently utilize a sub-adviser in its management of all of the Funds, and does not utilize a wholly-owned subsidiary sub-adviser for any Fund, the Boards believe that it is in the Funds’ best interests for HFMC to have the flexibility to do so in the future, with the relevant Board’s approval. The Boards believe that permitting HFMC to select and contract with sub-advisers, without incurring the delay and expense involved with obtaining shareholder approval of new sub-advisory agreements or material amendments to existing sub-advisory agreements, is appropriate and in the best interest of each Fund’s shareholders and will allow each Fund to operate more efficiently. There is no guarantee that the SEC will grant the New Order.

By prospectively approving this Proposal, shareholders are approving the operation of the Funds in a “manager of managers” structure under any such terms or conditions necessary to satisfy the conditions of any relief provided by the SEC, including potential future relief that may apply to any affiliated sub-adviser.

Will the Proposals result in higher total annual fund operating expenses after fee waiver and/or expense reimbursement for any Fund?

No. The Proposals are not expected to result in an increase in total annual fund operating expenses after fee waiver and/or expense reimbursement for any Fund, as shown in the respective Fund’s prospectus.

Who will pay the costs incurred in connection with the Meeting?

Each Fund will pay its proportionate share of the expenses relating to the enclosed Notice and Joint Proxy Statement and the Meeting, including printing, mailing, solicitation, vote tabulation, legal fees and out-of-pocket expenses. These costs are considered “extraordinary expenses” and are therefore expected to be excluded from any expense limitations currently in effect for any of the Funds.

Do the Boards recommend that shareholders approve the Proposals?

Yes. The Boards recommend that shareholders vote FOR the Proposals.

How can shareholders vote?

Shareholders can vote:

•                  By mail: complete and return their proxy card in the pre-addressed postage-paid envelope.

•                  By telephone: call the toll-free number listed on their proxy card and follow the recorded instructions.

•                  By internet: log on the website listed on their proxy card and follow the on-screen instructions.

•                  In person: attend the meeting on March 14, 2016 at 10:00 a.m. Eastern Time at the offices of HFMC, 5 Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Whichever method shareholders choose, they should take the time to read the Joint Proxy Statement before voting.

If shareholders hold their shares through a broker or nominee, their broker or nominee will not vote their shares unless the shareholder provides instructions to their broker or nominee on how to vote their shares. Shareholders should instruct their broker or nominee how to vote their shares by following the voting instructions provided by their broker or nominee.

When should shareholders vote?

Shareholders should vote as soon as possible. They can submit their vote at any time before the date of the Meeting. Representatives of HFMC, any of its affiliates and Boston Financial Data Services, Inc., a firm authorized by HFMC to assist in the solicitation of proxies, may be contacting shareholders urging them to vote on the Proposals.

Where can shareholders obtain additional information about the Joint Proxy Statement?

For information about the proxy statement, shareholders can call toll-free 1-855-520-7708.

To view or obtain a copy of the most recent annual or semi-annual report of the Funds, shareholders can go to www.hartfordfunds.com. To view the Joint Proxy Statement, shareholders can go to www.2voteproxy.com/hmf for the Retail Hartford Funds or www.2voteproxy.com/hls for the Hartford HLS Funds.

All investments are subject to risk, including the possible loss of principal.

Investors should carefully consider the investment objectives, risks, charges, and expenses of Hartford Funds before investing. This and other information can be found in the prospectus and summary prospectus, which can be obtained by calling 888-843-7824 (retail) or 800-279-1541 (institutional). Investors should read them carefully before they invest.

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